Exhibit 3.278
DOMESTIC LIMITED LIABILITY COMPANY
CERTIFICATE OF ORGANIZATION
BFI WASTE SYSTEMS OF MASSACHUSETTS, LLC
     Pursuant to Chapter 156C (the “Act”), Section 12 of the General Laws of the Commonwealth of Massachusetts, the undersigned states as follows:
     1. Name. The name of the limited liability company (the “Company”) formed by this instrument is “BFI Waste Systems of Massachusetts, LLC”.
     2. Address. The address of the office in Massachusetts at which the Company’s records will be maintained pursuant to Section 5 of the Act is 150 Cordaville Road, Southborough, Massachusetts 01772.
     3. Registered Agent. The name and address of the Company’s resident agent for service of process in Massachusetts is CT Corporation System, 101 Federal Street, Boston, Massachusetts 02110.
     4. Date of Dissolution. The Company does not have a specific date of dissolution.
     5. Managers. The Company does not have any managers at the time of its formation.
     6. Persons Authorized to Execute Documents. The names of the persons who are authorized to execute documents, on behalf of the Company, to be filed with the Office of the Secretary of State of the Commonwealth of Massachusetts are Donald W. Slager and Jo Lynn White.
     7. General Character of Business. The general character of the Company’s business is to own and/or operate a landfill(s).
     8. Persons Authorized to Execute Recordable Documents. The names of the persons authorized to execute, acknowledge, deliver and record, on behalf of the Company, any recordable instrument purporting to affect an interest in real property are Donald W. Slager and Jo Lynn White.

Dated: March 15, 2001	BROWNING-FERRIS INDUSTRIES, INC., a Massachusetts corporation Sole Member
	By:	/s/ Jo Lynn White
Jo Lynn White, Secretary

BFI WASTE SYSTEMS OF NORTH AMERICA, INC.
15880 N. Greenway Hayden Loop, #100
Scottsdale, Arizona 85012
March 16, 2001
Secretary of the Commonwealth of Massachusetts
One Ash Burton Place, 17th Floor
Boston, Massachusetts 02108
          Re: Affiliated Companies
Ladies/Gentlemen:
          This letter is to advise the Secretary of the Commonwealth of Massachusetts that BFI Waste Systems of North America, Inc. and BFI Waste Systems of Massachusetts, LLC are affiliated entities in connection with the formation of BFI Waste Systems of Massachusetts, LLC, a limited liability company and the Certificate of Organization which has been submitted to you for filing.

BFI Waste Systems of North America, Inc., a Delaware corporation
By:	/s/ Jo Lynn White
Secretary